Exhibit 10.17

CLARIVATE ANALYTICS PLC
2019 INCENTIVE AWARD PLAN

RESTRICTED SHARE Unit Grant Notice

Capitalized terms not specifically defined in this Restricted Share Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2019 Incentive Award Plan (as amended from time to time, the “Plan”) of Clarivate Analytics Plc (the “Company”).

The Company has granted to the participant listed below (“Participant”) the Restricted Share Units described in this Grant Notice (the “RSUs”), subject to the terms and conditions of the Plan and the Restricted Share Unit Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:

Grant Date:

Number of RSUs:

Vesting Schedule:	Subject to the terms of the Agreement, including the Participant’s continued employment with the Company through each applicable vesting date, the RSUs shall vest as follows:

	Number of RSUs:	Vesting Date:

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as final and binding all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

CLARIVATE ANALYTICS PLC		PARTICIPANT

By:

Name:	Jerre Stead	[Participant Name]
Title:	Executive Chairman & CEO

Exhibit A

RESTRICTED SHARE UNIT AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.
general

Section 1.1            Award of RSUs and Dividend Equivalents.

(a)          The Company has granted the RSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.

(b)          The Company hereby grants to Participant, with respect to each RSU, a Dividend Equivalent for ordinary cash or Share dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable RSU is settled, forfeited, or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash or Share dividend paid on a single Share. Dividend Equivalents shall be paid in the form of Shares to Participant on the date on which the Shares underlying the RSUs are distributed to Participant; provided that no Dividend Equivalents shall be payable with respect to any RSUs that are forfeited. In the case of ordinary Share dividends, the number of Dividend Equivalents will equal the number of Shares Participant would have received on the applicable dividend payment date with respect to the number of Shares underlying the unvested RSUs on such date. In the case of ordinary cash dividends, the number of Dividend Equivalents will equal the number of Shares the Participant would have received if the amount of cash was reinvested in Shares on the applicable dividend payment date with respect to the number of Shares underlying the unvested RSUs on such date. Dividend Equivalents will vest or be forfeited, as applicable, upon the vesting or forfeiture of the RSU with respect to which the Dividend Equivalent relates.

Section 1.2            No Rights as a Shareholder. Participant shall have no voting rights or any other rights as a shareholder of the Company with respect to the RSUs unless and until Participant becomes the record owner of the Shares underlying the RSUs.

Section 1.3          Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

Section 1.4          Unsecured Promise. The RSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

ARTICLE II.
VESTING; forfeiture AND SETTLEMENT

Section 2.1           Vesting; Forfeiture. The RSUs will vest according to the vesting schedule in the Grant Notice, except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. In the event of Participant’s Termination of Service for any reason other than Participant’s death or Disability, all unvested RSUs will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company. In the event of Participant’s Termination of Service due to death or Disability, all unvested RSUs shall become immediately vested in full and all restrictions shall lapse upon such Termination of Service. Notwithstanding the foregoing, in the event of the Participant’s Termination of Service by the Company or any Subsidiary for Cause, the Administrator, in its discretion, may immediately and automatically cancel all vested RSUs for no consideration and, in such event, any Shares or any amounts or benefits arising from the RSUs held by the Participant shall be returned to the Company.

Section 2.2            Settlement.

(a)          RSUs and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in Shares at the Company’s option as soon as administratively practicable after the vesting of the applicable RSU, but in no event more than sixty (60) days after the RSU’s vesting date. Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Laws until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of any additional taxes under Section 409A.

ARTICLE III.
TAXATION AND TAX WITHHOLDING

Section 3.1           Representation. The Participant is hereby advised to consult with the Participant’s own tax advisors in respect of any tax consequences arising in connection with the RSUs and the Dividend Equivalents.

Section 3.2            Tax Withholding.

(a)          The Company has the right to withhold any applicable federal, state and local tax that becomes due with respect to the RSUs and the Dividend Equivalents and take such action as it deems appropriate to ensure that all applicable withholding, income or other taxes are withheld or collected from the Participant.

(b)          Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs and the Dividend Equivalents, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs or Dividend Equivalents. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting, settlement or payment of the RSUs or the Dividend Equivalents or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the RSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.

ARTICLE IV.
other provisions

Section 4.1           Prohibited Activities. Participant acknowledges and agrees that the Company and its Subsidiaries are engaged in the highly competitive business of intellectual property services and consulting, as well as providing information solutions to assist professionals at every stage of research and development and ensure they maintain and extract maximum value from their intellectual assets. The Company’s and its Subsidiaries’ involvement in these businesses has required and continues to require the expenditure of substantial amounts of money and the use of skills developed over long periods of time. As a result of these investments of money, skill and time, the Company and its Subsidiaries have developed and will continue to develop certain valuable Trade Secrets and Confidential Information (each as defined below) that are unique to the Company’s and its Subsidiaries’ businesses and the disclosure of which would cause the Company and its Subsidiaries great and irreparable harm. These investments also give the Company and its Subsidiaries a competitive advantage over companies that have not made comparable investments and that otherwise have not been as successful as the Company and its Subsidiaries in developing their businesses. Participant acknowledges and agrees that given Participant’s position and resultant responsibilities with the Company and its Subsidiaries and Participant’s access to Trade Secrets and Confidential Information, Participant has or will become intertwined with the goodwill the Company and its Subsidiaries have developed, cultivated and maintained within its highly competitive industry and with its customers and prospective customers and that Participant’s engaging in any business that is directly competitive with the Company and its Subsidiaries would cause it great and irreparable harm. Accordingly and in consideration of and as a condition to the grant of the RSUs, Participant agrees to the following covenants set forth in this Section 4.1. Subject to Section 4.2, the Participant’s breach of any of the covenants contained in this Section 4.1 or any non-competition, non-solicitation, confidentiality, non-disparagement, assignment of inventions or other intellectual property agreement to which the Participant may be a party with the Company or any Subsidiary, in addition to whatever other equitable relief or monetary damages to which the Company or any Subsidiary may be entitled, shall result in automatic rescission, forfeiture, cancellation or return of any Shares (whether or not vested) and any amounts or benefits arising from this Award held by the Participant.

(a)           Nondisclosure of Proprietary Information.

(i)                 Except in connection with the faithful performance of Participant’s duties as a Service Provider or pursuant to Section 4.1(a)(iii), Section 4.1(a)(iv) or Section 4.2, Participant shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Participant’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company or any Subsidiary) any Confidential Information or Trade Secrets, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information or Trade Secrets. For purposes of this Agreement, “Confidential Information” shall mean information that the Company or its Subsidiaries have obtained in connection with its present or planned business, including information Participant developed in the performance of Participant’s service as a Service Provider, the disclosure of which could result in a competitive or other disadvantage to the Company or its Subsidiaries. “Confidential Information” includes some of the Company’s and its Subsidiaries’ most valuable assets, such as: innovations, inventions and ideas, including patentable or copyrightable subject matter; pricing policies; business plans and outlooks; brand formulations; nonpublic financial results; new product developments or plans; customer lists; author or consultant contracts; subscription lists; software or computer programs; merger, acquisition or divestiture plans; personnel acquisition plans or major management changes; and Trade Secrets (as defined below). Confidential Information includes all information received by the Company or its Subsidiaries under an obligation of confidentiality to another person or entity. The Participant and the Company and its Subsidiaries hereby stipulate and agree that, as between them, any item of Confidential Information or Trade Secrets is important, material and confidential and affects the successful conduct of the businesses of the Company and its Subsidiaries (and any successor or assignee of the Company and its Subsidiaries). Notwithstanding the foregoing, Confidential Information shall not include any information that (i) has been published or is in the future published in a form generally available to the public, (ii) is or becomes publicly available or (iii) has become or becomes public knowledge prior to the date Participant proposes to disclose or use such information; provided that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Participant directly or indirectly breaching Participant’s obligations under this Section 4.1(a) or any other similar provision by which Participant is bound. For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available. For purposes of this Agreement, “Trade Secrets” shall mean all forms and types of financial, business, scientific, technical, economic or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs or codes, whether tangible or intangible, and whether or how stored, compiled or memorialized physically, electronically, graphically, photographically or in writing by the Company or its Subsidiaries. The Company confirms, and Participant understands, that the Company or a Subsidiary is the owner of its Trade Secrets, that the Company or its Subsidiary has taken reasonable steps, under the circumstances, to protect and maintain the secrecy of its Trade Secrets, and that the Company or its Subsidiary derives economic value, both tangible and intangible, from its Trade Secrets.

(ii)               Upon the Participant’s Termination of Service for any reason, Participant will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s or any Subsidiary’s customers, business plans, marketing strategies, products, property or processes.

(iii)             Participant may respond to a lawful and valid subpoena or other legal process but shall (i) give the Company the earliest possible notice thereof, (ii) as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and (iii) assist such counsel at the Company’s expense in resisting or otherwise responding to such process, in each case, to the extent permitted by Applicable Laws or rules.

(iv)              Nothing in this Agreement shall prohibit Participant from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 4.1(a)(iii) above), (ii) disclosing information and documents to Participant’s attorney or financial or tax advisor for the purpose of securing legal, financial or tax advice, (iii) disclosing Participant’s post-service restrictions in this Agreement in confidence to any potential new service recipient, or (iv) retaining, at any time, Participant’s personal correspondence, Participant’s personal contacts and documents related to Participant’s own personal benefits, entitlements and obligations.

(b)          Inventions. All rights to discoveries, inventions, improvements, innovations, ideas, designs, copyrightable materials, trademarks, and other technology and rights (including all data and records pertaining thereto) related to the business of the Company or any Subsidiary, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Participant may discover, invent or originate either alone or with others and whether or not during working hours or by the use of the facilities of the Company or any Subsidiary during the period in which Participant is a Service Provider (the “Term”), and if based on Confidential Information, after the Term (“Inventions”), shall be the exclusive property of the Company and, to the maximum extent permitted by Applicable Laws, shall be deemed “works made for hire” as the term is used in the United States Copyright Act or other Applicable Laws. To the extent that any Invention is not deemed a “work made for hire” or Participant otherwise retains any right, title or interest with respect to any Invention, Participant hereby irrevocably assigns and otherwise transfers to the Company the entire worldwide right, title, and interest in and to such Inventions. Participant shall promptly disclose all such Inventions to the Company and shall execute at the Company’s request any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein. Upon reasonable request, Participant shall assist the Company, at the Company’s expense (but without further or additional compensation), in obtaining, defending and enforcing the Company’s rights in the Inventions. Participant hereby appoints the Company as Participant’s attorney-in-fact to execute on Participant’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

(c)           Non-Competition and Non-Solicitation. Participant acknowledges and agrees that Participant will be subject to the covenants as set forth in the non-competition and non-solicitation agreement entered into by and between Participant and the Company or its Subsidiary (the “Non-Competition and Non-Solicitation Agreement”), which is incorporated herein by reference. Notwithstanding the foregoing, if Participant is a resident of any jurisdiction where the covenants contained in the Non-Competition and Non-Solicitation Agreement are not enforceable against Participant or are void as a matter of law, in each case, under Applicable Laws of such jurisdiction, Participant shall not be subject to such covenants contained in the Non-Competition and Non-Solicitation Agreement.

(d)           Non-Disparagement. Subject to Section 4.2, the Participant agrees, during the Term and following the Participant’s Termination of Service, to refrain from Disparaging (as defined below) the Company and its Subsidiaries, including, without limitation, any of the Company’s services, technologies or practices, or any of their directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this paragraph shall preclude Participant from making truthful statements that are reasonably necessary to comply with Applicable Laws, regulation or legal process, or to defend or enforce Participant’s rights under this Agreement. For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person being disparaged.

Section 4.2            Whistleblower Protection; Defend Trade Secrets Act.

(a)          Nothing in this Agreement or otherwise limits the Participant’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any Applicable Laws or privilege to the Securities and Exchange Commission (the “SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against the Participant for any of these activities, and nothing in this Agreement requires the Participant to waive any monetary award or other payment that the Participant might become entitled to from the SEC or any other Government Agency or self-regulatory organization.

(b)          Further, nothing in this Agreement precludes the Participant from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, once this Agreement becomes effective, the Participant may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that the Participant filed or is filed on the Participant’s behalf.

(c)           Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that the Participant shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if the Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law as contemplated by the preceding sentence, the Participant may disclose the relevant trade secret to his attorney and may use such trade secret in the ensuing court proceeding, if the Participant (X) files any document containing such trade secret under seal and (Y) does not disclose such trade secret, except pursuant to court order.

Section 4.3            Data Protection. Participant acknowledges and agrees that the Company and any other third-party administrator designated by the Company to maintain the Plan through an electronic system may process sensitive and personal data of Participant in connection with the administration and maintenance of the Plan, including: Participant’s name, address, telephone number, e-mail address, tax identification number, family size, marital status, sex, beneficiary information, emergency contacts, passport or visa information, language skills, driver’s license information, birth certificate or employee identification information. The lawful persons for whom the Participant's personal data are intended and with whom such personal data may be shared are the Company, the third-party administrator designated by the Company to maintain the Plan through an electronic system (as selected by the Company from time to time), legal counsel to the Company (as selected by the Company from time to time), the Company’s accountants (as selected by the Company from time to time) and any other person that the Company may find in its administration or maintenance of the Plan to be appropriate. For additional information regarding how the Company may collect, use and process Participant’s personal data and the manner in which the Company does so, Participant shall refer to Clarivate Analytics Employee Privacy Notice.

Section 4.4            Third Party Administrator; Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the RSUs to Participant by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant consents to receive any such documents by electronic delivery and, if requested by the Company, agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third-party administrator designated by the Company.

Section 4.5           Adjustments. Participant acknowledges that the RSUs, the Shares subject to the RSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

Section 4.6            Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section 4.6, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

Section 4.7            Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 4.8           Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

Section 4.9           Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

Section 4.10          Transfer of Shares. If Participant is or becomes a party to the Company Amended and Restated Shareholders Agreement dated as of January 14, 2019 (as may be amended from time to time) (the “Shareholders Agreement”), any Shares delivered under this Agreement, including Dividend Equivalents paid in the form of Shares, shall not be subject to Section 3.1 of the Shareholders Agreement, and instead such Shares shall be fully saleable, assignable, transferable and alienable by Participant.

Section 4.11          Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement, the RSUs and the Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

Section 4.12          Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, except for the Non-Competition and Non-Solicitation Agreement.

Section 4.13         Agreement Severable. If any provision of the Grant Notice or this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties hereto shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties hereto that the Grant Notice and this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives. The illegality, unenforceability or invalidity of any provision of the Grant Notice or this Agreement shall not affect the legality, enforceability or validity of any other provision of the Grant Notice or this Agreement.

Section 4.14         Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs and Dividend Equivalents, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.

Section 4.15          Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

Section 4.16          Not Salary, Pensionable Earnings or Base Pay. The Participant acknowledges that the RSUs shall not be included in or deemed to be a part of (a) salary, normal salary or other ordinary compensation, (b) any definition of pensionable or other earnings (however defined) for the purpose of calculating any benefits payable to or on behalf of the Participant under any pension, retirement, termination or dismissal indemnity, severance benefit, retirement indemnity or other benefit arrangement of the Company or any Subsidiary or (c) any calculation of base pay or regular pay for any purpose.

Section 4.17          No Right to Future Awards. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

Section 4.18         Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby, including its validity, interpretation, construction, performance and enforcement, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.

Section 4.19         Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Laws, each of which will be deemed an original and all of which together will constitute one instrument.

* * * * *

A-8